Exhibit 8.2

833 EAST MICHIGAN STREET • SUITE 1800

MILWAUKEE, WISCONSIN 53202-5615

TEL • 414.273.3500    Fax •  414.273.5198

www • GKLAW.COM

May 2, 2019

Board of Directors

Partnership Community Bancshares, Inc.

W61 N529 Washington Avenue

Cedarburg, WI 53012

Ladies and Gentlemen:

We have acted as counsel to Partnership Community Bancshares, Inc., a Wisconsin corporation (“PCB”), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of January 22, 2019, as amended on April 30, 2019 (the “Agreement”), and entered into by and between PCB and Bank First National Corporation, a Wisconsin corporation (“BFC”). Under the Agreement, PCB will merge into BFC, with BFC as the surviving entity in the merger (the “Merger”). This opinion is being delivered in connection with surviving registration statement on Form S-4 of BFC (the ’‘Registration Statement”), which the amended the joint Proxy Statement of BFC and Prospectus of BFC, filed by BFC with the includes and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, Securities on the date hereof and to which this opinion is an exhibit.

For purposes of rendering this opinion, we have reviewed the Agreement, the Registration Statement, the certificates executed by duly authorized officers of PCB and BFC, and such other documents as we have deemed necessary or appropriate without any independent and such thereof. We have relied upon the truth and accuracy at all relevant times of the investigation covenants, representations, and warranties contained in the Agreement, Registration Statement, and the certificates.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof):

▪	that the Merger will be consummated in accordance with the Agreement (without any changes to the method of effecting the Merger pursuant to Section 1.06 of the Agreement), the Registration Statement, and the certificates of the parties to the Merger and without breach or waiver of any material provision thereof;

▪	the genuineness of all signatures and the authenticity of original document submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof;

▪	that any representations or statements that are made to the best of any person’s knowledge, or that are similarly qualified, will be true, correct, and complete without regard to any knowledge or similar qualification; and

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX, ® A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.

Board of Directors

Partnership Community Bancshares, Inc.

May 2, 2019

▪	that the Merger will qualify as a statutory merger under Wisconsin law.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no opinion with respect to any other tax consequences of the Merger. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger.

Future legislative, judicial, regulatory, or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Our opinion concerning certain federal income tax consequences of the Merger is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transactions other than the Merger, including any transactions undertaken in connection with the Merger. In addition, this opinion does not address any other federal, estate, gift, state, local, or foreign tax consequences that may result from the Merger.

Our opinion is void and may not be relied upon if (a) the transactions described in the certificates executed by the duly authorized officers of PCB and BFC are not consummated in accordance with the terms of such certificates and without waiver or breach of any material provision thereof, or (b) any of the representations, warranties, covenants, conditions, statements, or assumptions upon which we relied are not true and accurate at all relevant times.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C .

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